SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report	(Date of earliest event reported):
June 17, 2003	(June 16, 2003)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-09498	76-0437769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Required Regulation FD Disclosure.

On June 16, 2003, Mission Resources Corporation (“Mission” or the “Company”) issued a press release announcing that it has amended and restated its existing senior secured credit agreement to add a revolving credit facility of up to $12.5 million (the “Revolver Facility”), including a letter of credit subfacility of up to $3.0 million. The Company had previously borrowed $80.0 million pursuant to term loans (the “Term Loan Facility”) under its existing senior secured credit agreement in March 2003. A copy of the press release is attached as Exhibit 99.1 hereto.

The second amended and restated senior secured credit agreement (the “Facility”), which includes the Term Loan Facility and the Revolver Facility, is secured by a lien on substantially all of the Company’s property and the property of all of the Company’s subsidiaries, including a lien on at least 90% of their respective oil and gas properties and a pledge of the capital stock of all of the subsidiaries. The Term Loan Facility expires on January 6, 2005, and the Revolver Facility expires on June 6, 2006 (each, a “Maturity Date”). If, however, the Maturity Date of the Term Loan Facility is not extended to at least 30 days after the Maturity Date of the Revolver Facility, or if the Term Loan Facility is not otherwise refinanced on terms satisfactory to the lenders under the Revolver Credit Facility, the Maturity Date of the Revolver Facility will be the later of (i) December 6, 2004 and (ii) 30 days prior to the Maturity Date of the Term Loan Facility. In addition, if the Maturity Date of the Term Loan Facility is changed to a date earlier than January 6, 2005, the Maturity Date of the Revolver Facility will be 30 days prior to the Maturity Date of the Term Loan Facility.

As of the date hereof, the Company has no amounts outstanding under the Revolving Credit Facility. The proceeds of the revolving credit facility are to be used to finance the Company’s ongoing working capital and general corporate needs. Subject to the terms and conditions of the Revolving Credit Facility, the lenders under the Revolving Credit Facility have agreed to make advances to the Company, from time to time, prior to the Maturity Date of the Revolving Credit Facility, in an amount equal to the least of the following (in whole multiples of $1,000,000): (i) $12.5 million minus outstanding letters of credit, (ii) the Borrowing Base (as hereinafter defined) minus outstanding letters of credit, and (iii) during a Cleanup Period (as hereinafter defined), $3.0 million minus outstanding letters of credit in excess of $1.0 million. For the purposes hereof, “Borrowing Base” means an amount equal to 10% of the PV-10 Value (as defined in the Facility) of the Company’s proved developed producing reserves minus the sum of Bank Product Reserves and Agent Reserves (each as defined in the Facility), and a “Cleanup Period” shall constitute either of the following periods if principal amounts under the Term Loan Facility (or additional principal amounts, up to $10.0 million used to acquire the Company’s 10 7/8% senior subordinated notes due 2007 (the “Notes”)) are outstanding: (x) the 30-day period following any 90-day period in which the sum of the principal amount of the advances and the outstanding letters of credit in excess of $1.0 million under the Revolving Credit Facility exceeds $3.0 million during each day of such 90-day period; or (y) the one-day period immediately following any required payment on any indebtedness subordinate to the Facility.

The interest rate on amounts outstanding under the Revolving Credit Facility will be equal to the prime rate plus 0.5% per annum, provided that the minimum interest rate will be 4.75% per annum. Outstanding letters of credit under the letter of credit subfacility will be charged a letter of credit fee equal to 3.0% per annum.

The terms of the Term Loan Facility were not materially changed in connection with the amendment and restatement of the Company’s existing senior secured credit agreement, except that the Company is required to have Excess Availability (as hereinafter defined) of $5.0 million before certain prepayments may be made on the Term Loan Facility and except for minor modifications to the Company’s negative covenants relating to capital expenditures and consolidated fixed charge coverage ratio as described below. For the purposes hereof, “Excess Availability” is the amount equal to (i) the lesser of (x) $3.0 million and (y) the Borrowing Base, plus the Company’s cash and cash equivalents subject to a Cash Management Agreement or a Control Agreement (each as defined in the Facility) minus (ii) advances under the Revolving Credit Facility plus outstanding letters of credit plus the Company’s trade payable 45 days past due plus the amount of interest payable on the Term Loan Facility and any indebtedness subordinate to the Facility.

The Company can at any time prepay the loans outstanding under the Term Loan Facility (the “Term Loans”), provided that after giving effect to such prepayment, Excess Availability must be at least $5.0 million, and provided further such prepayment must be in a minimum aggregate principal amount of $1.0 million and in integral amounts of $250,000 above such amount. The Company is required to prepay the Term Loans upon the issuance of capital stock or indebtedness; provided that mandatory prepayments by the Company are not required with respect to the net cash proceeds of issuances of capital stock effected during a 30-day period in excess of $20.0 million and the excess amount may be used to purchase or redeem Notes or for general corporate purposes to the extent that immediately after effecting a purchase or redemption of Notes, Excess Availability exceeds $5.0 million. The Company is required to prepay the Term Loans upon an asset sale or recovery event (a payment in respect of any property or casualty insurance claim or any condemnation proceeding); provided that mandatory prepayments by the Company are not required with respect to the net cash proceeds of asset sales or recovery events (i) of up to $5.0 million during the term of the loans under the Facility, and (ii) that are paid for the acquisition of replacement assets 90 days before the asset sale or recovery event. The sum of the amounts of net cash proceeds that may be excluded from prepayment pursuant to clauses (i) and (ii) in the preceding sentence is limited to $50.0 million during the term of the loans under the Facility. The Company is also required, by not later than March 30, 2004, to prepay the loans outstanding under the Facility in an amount equal to one-half of the amount by which the Company’s Discretionary Cash Flow for fiscal year 2003 exceeds $35.0 million, provided that no prepayment need be made in an amount less than $1.0 million. For the purposes hereof, “Discretionary Cash Flow” is the amount equal to the Company’s consolidated EBITDA for fiscal year 2003 minus the sum of its consolidated cash interest expense and cash income tax expense (to the extent paid or required to be paid in cash) for fiscal year 2003.

The Facility contains negative covenants that prevent the Company from making or committing to make any capital expenditures, except for capital expenditures in the ordinary course of business which:

•	do not exceed the sum of $35 million plus one-half of the amount by which Discretionary Cash Flow for fiscal year 2003 exceeds $35 million for fiscal year 2003; provided that expenditures for exploration during such fiscal year shall not exceed $15 million;

•	do not exceed the amount approved by the majority lenders for fiscal year 2004; or

•	are financed out of the net cash proceeds of issuances of capital stock (effected during a 30 day period) in excess of $20 million or out of the net cash proceeds of asset sales, with an aggregate limit of $50 million during the term of the Loans, (i) of up to $5 million during the term of the Loans, and (ii) that are paid for the acquisition of replacement assets either 90 days before or 90 days after the asset sale or recovery event.

Capital expenditures that are not spent in fiscal 2003 may be carried forward to fiscal 2004. For fiscal years 2005 and thereafter, the Company cannot make or commit to make any capital expenditures in excess of the amounts approved by the administrative agent and the majority lenders.

In addition, the Facility’s negative covenants require the Company to maintain a minimum consolidated fixed charge coverage ratio as of the last day of each period set forth below to be less than the ratio set forth opposite thereto:

Period	Ratio
the fiscal quarter then ended on March 31, 2003	1.00:1.00
the two fiscal quarters then ended on June 30, 2003	1.00:1.00
the three fiscal quarters then ended on September 30, 2003	1.00:1.00
the four fiscal quarters then ended on December 31, 2003	1.00:1.00
the five fiscal quarters then ended on March 31, 2004	1.00:1.00
the six fiscal quarters then ended on June 30, 2004	1.00:1.00
the seven fiscal quarters then ended on September 30, 2004	1.00:1.00
the eight fiscal quarters then ended on December 31, 2004	1.00:1.00
the four fiscal quarters then ended on March 31, 2005 and the four fiscal quarters ended on each fiscal quarter thereafter	1.25:1.00

Consolidated fixed charge coverage ratio for any period, is the ratio of: (a) the consolidated EBITDA during such period plus, for each applicable test period ended on March 31, June 30, September 30, and December 31, of calendar years 2003 and 2004, $12,000,000 to (b) the sum of (i) the Company’s capital expenditures during such period plus (iii) the Company’s cash income tax expense for such period plus (iii) the Company’s cash consolidated interest expense for such period to the extend paid or required to paid during such period.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of business acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

99.1	Press Release

99.2 Second Amended And Restated Credit Agreement, dated as of June 5, 2003, among Mission Resources Corporation, the Lenders named therein, Farallon Energy Funding, L.L.C., as Arranger, Jefferies & Company, Inc., as Syndication Agent and Wells Fargo Foothill, Inc. as Administrative Agent.

99.3 Third Amended, Restated And Consolidated Guaranty And Collateral Agreement, dated as of June 5, 2003, made by Mission Resources Corporation and certain of its Subsidiaries, in favor of Wells Fargo Foothill, Inc., as Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: June 17, 2003	By: Name: Title:	/s/ Richard W. Piacenti Richard W. Piacenti Executive Vice President and Chief Financial Officer